SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported)      July 23, 1998
                                                        ---------------
                                                         (July 20, 1998)
                                                        ---------------

                      PUBLIC SERVICE COMPANY OF NEW MEXICO
             (Exact Name of Registrant as Specified in its Charter)


                                  Commission
          New Mexico              File Number 1-6986          85-0019030
  ---------------------------                 ------        ---------------
 (State or Other Jurisdiction                              (I.R.S. Employer
        of Incorporation)                               Identification Number)



Alvarado Square, Albuquerque, New Mexico                   87158
----------------------------------------                  -------
(Address of Principal Executive Offices)                 (Zip Code)


                                 (505) 241-2700
                  -------------------------------------------
              (Registrant's Telephone Number, Including Area Code)



                  -------------------------------------------
          (Former Name or Former Address if Changed, Since Last Report)

ITEM 5. Other Events
--------------------

The Company's Registration Statement on Form S-3 (Registration No. 333-53367) was declared effective on July 20, 1998. The following "Recent Developments"
section is included in the preliminary prospectus supplement (subject to completion, dated July 22, 1998), relating to the proposed offering of $435 million of the Company's Senior Unsecured Notes.

                               Recent Developments
Electric Rate Case
------------------

In November 1997, the Company filed its electric rate case pursuant to a New Mexico Public Utility Commission ("NMPUC") order. In the filing, the Company stated that, although the Company could justify a $5 million rate increase, it would not seek to increase rates, stating that rate stability is important in preparing for industry restructuring.

In April 1998, the NMPUC Staff and intervenors in the rate case filed their testimony. The NMPUC Staff recommended a decrease of $33.2 million in current rates while the New Mexico Attorney General ("AG") and the City of Albuquerque ("COA") recommended decreases of $31.2 million and $45.4 million, respectively, based on traditional cost of service rate-making.

In addition, the AG recommended that a "market" approach to valuation of the Company's generating assets should be used in determining the Company's rates. The AG also recommended that if stranded costs exist in the future as a result of use of this method, the Company should only be allowed to recover 50% of such amounts. The Company's review indicates that if the AG's revaluation proposal is adopted, there could be an additional $105 million reduction in rates and more than a $960 million write-down of the Company's generation assets. The New Mexico Industrial Energy Consumers ("NMIEC") also recommended that the Company's generation assets should be revalued for rate-making purposes to reflect a "market" approach to valuation of the facilities. The Company's review indicates that if NMIEC's revaluation proposal is adopted, there could be an additional $60 million reduction in rates and more than a $550 million write-down of the Company's generation assets. The Company reviewed the testimony of the NMPUC Staff and intervenors and filed its rebuttal testimony in May 1998.

In rebuttal testimony, the Company stated that (1) the level of cost of service rate reductions proposed by the NMPUC Staff, AG and COA were not justified, although the Company accepted certain adjustments to its originally filed cost of service, reducing the revenue requirements of the Company, and (2) the recommendations made by the AG and NMIEC regarding the revaluation of the Company's generation assets were highly speculative, subject to numerous highly subjective assumptions, overly complex, contrary to law, unfair and unreasonable, effected an unconstitutional taking of property and otherwise improper. The Company's rebuttal testimony states that the plant revaluation proposals submitted by the AG and NMIEC rely on the long discredited reproduction cost method of rate base valuation associated with the fair value concept of rate-making, which has been found to be inferior to the original cost less depreciation method of rate base valuation long preferred by courts and regulators. (See PART I, ITEM 2, -"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" -"OTHER ISSUES FACING THE COMPANY" - "Electric Rate Case" in the quarterly report on Form 10-Q for the quarter ended March 31, 1998.)


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

Hearings in the case began on May 18, 1998 and were completed on June 22, 1998. Subsequent to the conclusion of the hearings, the NMPUC required the submission of contemporaneous briefs in chief and proposed orders by all parties no later than July 30, 1998 with reply briefs due no later than August 10, 1998. The Company expects a decision to be rendered in the September/October time frame.

The Company is unable to predict the ultimate outcome of this case. Based on traditional rate-making principles, it is possible that the NMPUC could order a rate reduction in excess of the highest cost of service reduction recommended by any party, since the parties recommended disallowance of different cost of service items. To do so, however, the NMPUC would have to adopt out of period adjustments reflecting cost decreases without considering any offsetting cost increases and reduce the Company's requested return on common equity (ROE) of 12.6% to 9.1%, as recommended by the NMPUC Staff. In the past the NMPUC has been critical of efforts to take advantage of selected out of period adjustments. The Company continues to view the rate base revaluation proposals of the AG and NMIEC as extreme, unprecedented, confiscatory, and unsupported in either law or fact. If the NMPUC adopts one of these approaches or a variant, the Company intends to seek immediate judicial relief to prevent unreasonable and serious harm to the Company's financial integrity.

The Company understands that El Paso Electric Company ("EPE"), also under NMPUC jurisdiction, has reached a settlement in its electric rate case with many of the same parties that are parties to the Company's rate case. As part of the settlement, EPE has agreed to revalue its investment in its existing generating assets dedicated to New Mexico public service for New Mexico jurisdictional ratemaking purposes only. The revaluation results in a write down on EPE's New Mexico regulated books of account of its nuclear assets and a write up of non-nuclear generating assets. The EPE settlement expressly states that it is the result of a unique fact situation, and that its resolution is special to the circumstances presented. The EPE settlement remains subject to NMPUC approval. Although many of the same parties are involved, the Company believes that the EPE rate settlement should not affect the Company's rate case.

Joint Proposal for Acquisition of Plains' Assets
------------------------------------------------

In May 1998, Plains Electric Generation and Transmission Cooperative, Inc. ("Plains") issued a request for proposals for the acquisition of all or a portion of the assets of Plains, which include a 250 MW coal-fired power plant. On July 15, 1998, the Company and Tri-State Generation and Transmission
Association, Inc. ("Tri-State") made a non-binding joint proposal for the acquisition of all of the assets of Plains. Tri-State is a wholesale electric power generation and transmission cooperative association headquartered near Denver, Colorado. The consideration for the acquisition would be a combination of cash and the assumption of debt. The Company understands that the non-binding proposals received by Plains will be reviewed and that it is expected that Plains will then conduct negotiations with a small number of parties making proposals. The Company is unable to predict the outcome of this transaction. However, the Company does not anticipate that it will have any material impact on its financial condition or results of operations.

The 1997 Gas Rate Case
----------------------

In October 1997, the Company filed its gas rate case with the NMPUC pursuant to an NMPUC order issued in February 1997. In its filing, the Company requested a rate increase of $12.6 million. The NMPUC Staff recommended a rate increase of $2.5 million. The AG, however, recommended a rate decrease of $4.9 million. Other parties to the rate case recommended certain adjustments to the Company's proposed rate increase.

An uncontested stipulation settling the case was filed with the NMPUC in April 1998 for its approval. If approved, there would be no significant change in the Company's overall revenue levels. The stipulation is still pending before the NMPUC. Should the stipulation be rejected by the NMPUC, a hearing of the full litigated case would be required. The Company is currently unable to predict the ultimate outcome of this case. (See ITEM 5. - "OTHER INFORMATION" - "The 1997 Gas Rate Case" in the quarterly report on Form 10-Q for the quarter ended March 31, 1998.)

Electric Industry Restructuring in New Mexico
---------------------------------------------

The New Mexico Legislative Interim Committee on Utilities and Telecommunications ("Committee"), chaired by Senator Michael Sanchez, will be considering electric industry restructuring, as well as other issues, during the remainder of 1998 in preparation for possible introduction of a committee-backed bill authorizing restructuring in the 1999 legislative session. Senator Sanchez has chaired every interim legislative committee that has studied this issue since 1993, when a restructuring bill was first introduced in New Mexico. The Legislature in 1996 unanimously passed a Joint Memorial at the recommendation of the interim committee declaring that retail electric competition was not then in the public interest of New Mexico but directed the NMPUC to monitor and evaluate developments and report back to the Legislature. The NMPUC filed its report with the Legislature during the 1998 session, expressing its conclusion that retail electric competition would be beneficial. Senator Sanchez has expressed the opinion that 1999 might very well be the appropriate time for the Legislature to enact restructuring legislation. He has informally called upon all interested parties to submit proposed legislation to the Committee for its consideration by September.

In May, the Company approached the NMPUC on an informal basis to explore the possibility of the Company filing a voluntary restructuring plan with the NMPUC that, if accepted by the NMPUC, could be used as a model for restructuring legislation in the 1999 session. To date, no such filing has occurred and the Company continues to explore options for introducing retail electric competition in New Mexico in a manner that protects the financial integrity of the Company.

On July 1, 1998, the Clinton Administration sent restructuring legislation to Congress. The proposed legislation endorses the principle that utilities should be able to recover prudent, legitimate, verifiable and non-mitigable stranded costs. The legislation leaves to the states decisions regarding the pace and shape of regulatory change, generally calling for open access to occur by 2003, but allowing states to opt out of the federal approach.

The Arizona Corporation Commission (the "ACC") has issued another order in its process of opening that state to competition beginning at the end of this year. In that order the ACC has allowed full stranded cost recovery on the condition that generation is divested. If utilities choose not to divest generation, then the ACC will determine the appropriate amount of stranded cost recovery. The Arizona Legislature has passed a law confirming the ACC's authority over electric industry restructuring and expanding restructuring to include public power entities not subject to the ACC's jurisdiction. The Company shares joint ownership of power plants located in Arizona and New Mexico with Arizona utilities, is interconnected with those utilities, and competes with them in the wholesale market. The Company is unable to predict what, if any, impact the Arizona actions will have on the Company.

Disclosure Regarding Forward Looking Statements
-----------------------------------------------

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation so long as those statements are identified as forward-looking and are accompanied by meaningful, cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the statement. Words such as "estimates," "expects," "anticipates," "plans," "believes," "projects," and similar expressions identify forward-looking statements. Accordingly, the Company hereby identifies the following important factors which could cause the Company's actual financial results to differ materially from any such results which might be projected, forecasted, estimated or budgeted by the Company in forward-looking statements: (i) adverse actions of utility regulatory commissions; (ii) utility industry restructuring; (iii) failure to recover stranded costs; (iv) the inability of the Company to successfully compete outside its traditional regulated market; (v) regional economic conditions, which could affect customer growth; (vi) adverse impacts resulting from environmental regulations; (vii) loss of favorable fuel supply contracts; (viii) failure to obtain water rights and rights-of-way; (ix) operational and environmental problems at generating stations; (x) the cost of debt and equity capital; (xi) weather conditions; and (xii) technical development in the utility industry.

Many of the foregoing factors discussed have been addressed in the Company's previous filings with the SEC pursuant to the Securities Exchange Act of 1934. The foregoing review of factors pursuant to the Act should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the effective date of the Act.

ITEM 7.  Financial Statements and Exhibits
------------------------------------------

(c)     Exhibits

The Registrant hereby files the following exhibit to its Registration Statement on Form S-3 (Registration No. 333-53367) which was declared effective on July 20, 1998.

     Exhibit No.                            Description
     -----------                            -----------

        12.1                Computation of Ratio of Earnings to Fixed Charges

SIGNATURES
----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Public Service Company of New Mexico
                                                   (Registrant)



Date:  July 23, 1998                        /s/ Donna M. Burnett
                                       -------------------------------
                                            Donna M. Burnett
                                            Corporate Controller and
                                            Chief Accounting Officer










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